Acquisition Agreement

Party A: Shanghai Yuyue Enterprise Management Consulting Co., Ltd

Party B: Jianguo Wei

Target company:Evergreen International Corp.

After negotiation and unanimously approved by the board of directors and the board of shareholders of two parties, the following agreements are jointly entered into:

Party A are acquiring 100% of Party B`s shares of the target company

Party A pays Party B (shareholder) the amount payable for share transfer total 200，000USD.

Party A accepts and actually takes charge of all target company`s properties, assets, business scope and projects.

The matters not covered in this agreement will be negotiated and may be added in the additional agreement.

The agreement will come into force after being signed or stamped by both parties. And it consists of two copies and each copy is hold by each party. The two copies enjoy the same legal force.

Below is the signature page

Party A: 上海阅企业管理咨询有限公司

Party B: JiangaoWei

20th October, 2020